As filed with the Securities and Exchange Commission on July 28, 2017

Registration No. 333-208097

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NABRIVA THERAPEUTICS PLC

(Exact Name of Registrant as Specified in Its Charter)

Ireland	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

25-28 North Wall Quay, IFSC Dublin 1, Ireland	Not applicable
(Address of Principal Executive Offices)	(Zip Code)

Stock Option Plan 2007
Stock Option Plan 2015
(Full Title of the Plans)

Colin Broom
Chief Executive Officer
Nabriva Therapeutics plc
1000 Continental Drive, Suite 600
King of Prussia, PA 19406
(610) 816-6640
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Brian A. Johnson Wilmer Cutler Pickering Hale and Dorr LLP 7 World Trade Center 250 Greenwich Street New York, NY 10007 (212) 230-8800	Robert Crotty General Counsel Nabriva Therapeutics plc 1000 Continental Drive, Suite 600 King of Prussia, PA 19406 (610) 816-6640

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-208097) (as amended, this “Registration Statement”) is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Nabriva Therapeutics plc, a public limited company organized under the laws of Ireland (“Nabriva Ireland”), as the successor issuer to Nabriva Therapeutics AG, a stock corporation (Aktiengesellschaft) organized under the laws of Austria (“Nabriva AG”).  Such succession has occurred following the conclusion, on June 23, 2017, of a tender offer related to the exchange of American Depositary Shares and common shares of Nabriva AG for ordinary shares of Nabriva Ireland (the “Exchange Offer”), which resulted in Nabriva Ireland, a new Irish holding company, becoming the ultimate holding company of Nabriva AG (the predecessor registrant and former ultimate holding company) and its subsidiaries.

In connection with the closing of the Exchange Offer, Nabriva Ireland has assumed Nabriva AG’s obligations under the Stock Option Plan 2007 and the Stock Option Plan 2015 (the “Plans”). Consequently, the ordinary shares of Nabriva Ireland will henceforth be issuable under the Plans in lieu of the common shares (or American Depositary Shares representing such common shares) of Nabriva AG.

Nabriva Ireland expressly adopts this Registration Statement as its own registration statement for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Registration fees were paid at the time of filing the original Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.         Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents which have been filed with the Securities and Exchange Commission (the “Commission”) by Nabriva AG as predecessor registrant or by Nabriva Ireland as successor registrant are incorporated herein by reference:

(a) Nabriva AG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(b) All other reports filed by Nabriva AG or Nabriva Ireland pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) the description of Nabriva Ireland’s ordinary shares included under the caption “Description of the Ordinary Shares” in the prospectus dated May 23, 2017, which was filed on May 23, 2017 and is part of the Registration Statement on Form S-4 originally filed with the Commission on April 14, 2017 (Registration no. 333-217315), including any amendments or supplements thereto.

All documents subsequently filed by Nabriva Ireland pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The articles of association of Nabriva Ireland contain indemnification for the benefit of its directors, company secretary and executive officers (and those of other group entities and affiliates) to the fullest extent permitted by Irish law. However, as to the directors and company secretary of Nabriva Ireland, this indemnity is limited under Irish law, which provides that a company may not exempt its directors or company secretary from liability for any negligence, default, breach of duty or breach of trust. The Irish Companies Act prescribes that an advance commitment to indemnify only permits a company to pay the costs or to discharge the liability of a director or company secretary where judgment is given in favor of the director or company secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or company secretary over and above the limitations imposed by the Irish Companies Act will be void, whether contained in its articles of association or any contract between the company and its director or company secretary. This restriction does not apply to Nabriva Ireland’s executive officers who are not members of its Board of Directors or its company secretary.

Nabriva Ireland has entered into indemnification agreements with each of its directors and officers. Subject to the provisions of the Irish Companies Act, these indemnification agreements require Nabriva Ireland, among other things, to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of its directors or officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at Nabriva Ireland’s request.

Nabriva Ireland provides directors’ and officers’ liability insurance for its directors and executive officers against civil liabilities, which they may incur in connection with their activities on its behalf, including insurance coverage against liabilities under the Securities Act.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.         Undertakings.

1.                                      The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of King of Prussia, Pennsylvania on July 28, 2017.

NABRIVA THERAPEUTICS PLC

By:	/s/ Colin Broom
Colin Broom
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Nabriva Therapeutics plc, hereby severally constitute and appoint Colin Broom and Gary Sender, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Nabriva Therapeutics plc to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Colin Broom	Chief Executive Officer and Director	July 28, 2017
Colin Broom	(Principal Executive Officer)

/s/ Gary Sender	Chief Financial Officer	July 28, 2017
Gary Sender	(Principal Financial and Accounting Officer)

/s/ Daniel Burgess	Chairman of the Board	July 28, 2017
Daniel Burgess

/s/ Axel Bolte	Director	July 28, 2017
Axel Bolte

/s/ Mark Corrigan	Director	July 28, 2017
Mark Corrigan

/s/ Chau Khuong	Director	July 28, 2017
Chau Khuong

Signature	Title	Date

/s/ George Talbot	Director	July 28, 2017
George Talbot

/s/ Charles Rowland	Director	July 28, 2017
Charles Rowland

/s/ Stephen Webster	Director	July 28, 2017
Stephen Webster

/s/ Carrie Bourdow	Director	July 28, 2017
Carrie Bourdow

INDEX TO EXHIBITS

Number	Description

4.1

Memorandum and Articles of Association of Nabriva Ireland (incorporated herein by reference to Exhibit 3.1 to Nabriva Ireland’s Current Report on Form 8-K, dated as of June 26, 2017) (File No. 001-37558))

5.1	Opinion of A&L Goodbody

23.1	Consent of A&L Goodbody (included in Exhibit 5.1)

23.2	Consent of PwC Wirtschaftsprüfung GmbH

24	Power of attorney (included on the signature pages of this registration statement)

99.1

Stock Option Plan 2007, as amended, of Nabriva Ireland (incorporated herein by reference to Exhibit 10.2 to Nabriva Ireland’s Current Report on Form 8-K, dated as of June 26, 2017) (File No. 001-37558))

99.2

Stock Option Plan 2015, as amended, of Nabriva Ireland (incorporated herein by reference to Exhibit 10.3 to Nabriva Ireland’s Current Report on Form 8-K, dated as of June 26, 2017) (File No. 001-37558))